SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: The GKM Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     11150 Santa Monica Boulevard
     Suite 850
     Los Angeles, California 90025

TELEPHONE NUMBER:

     (310) 268-2605

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

     Timothy J. Wahl
     GKM Advisers, Inc.
     11150 Santa Monica Boulevard
     Suite 850
     Los Angeles, California 90025

CHECK APPROPIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     /X/  Yes       /_/  No

                                   SIGNATURES
                                   ----------

     Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Los Angeles and State of California on this 11th day of October, 2001.

ATTEST:                                 THE GKM FUNDS

/s/ David L. Kahn                       /s/ Timothy J. Wahl
-----------------------------           -----------------------------
David L. Kahn, Secretary                By: Timothy J. Wahl, Trustee